FOURTH AMENDMENT TO LEASE AGREEMENT

THIS FOURTH AMENDMENT TO LEASE AGREEMENT (the " Fourth Amendment") is dated the _______ day of February, 2006, by and between FORT LAUDERDALE CROWN CENTER, INC., a Florida corporation (hereinafter referred to as "Landlord") and FUSION TELECOMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation (hereinafter referred to as "Tenant").

WITNESSETH:

WHEREAS, Landlord and Tenant entered into that certain Lease Agreement dated on or about October, 1999 (the "Original Lease"), for approximately 13,502 rentable square feet (the "Original Premises") located on the second (2nd) floor in Suite 220 of that certain building known as the "Crown Center" located at 1415 Cypress Creek Road, Fort Lauderdale, Florida 33309 (the "Original Building"); and

WHEREAS, the Original Lease was amended by (i) that certain Amendment Number One to Lease Agreement dated December 19, 1999 (the "First Amendment"), and (ii) that certain Second Amendment to Lease Agreement dated April 24, 2003 (the "Second Amendment"); and

WHEREAS, Landlord and Tenant entered into that certain Third Amendment to Lease dated April 28, 2004 (the “Third Amendment”) to, inter alia, relocate the Original Premises to the premises containing approximately 9,716 rentable square feet located on the second floor in Suite 204 of the "Crown Center" building located at 1475 Cypress Creek Road, Fort Lauderdale, Florida 33309; and

WHEREAS, the Original Lease as amended by the First Amendment, the Second Amendment, and the Third Amendment shall be collectively hereinafter referred to as the "Lease"; and

WHEREAS, Landlord and Tenant desire to enter into this Fourth Amendment to expand the Premises, extend the Term, and otherwise amend the Lease as hereinafter set forth.

NOW, THEREFORE, for and in consideration of the foregoing premises, the promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Recitals. The foregoing recitations are true and correct and are incorporated herein by this reference.

2. Conflict. In the event of any conflict between the provisions of the Lease and the provisions of this Fourth Amendment, the provisions of this Fourth Amendment shall control. The initial capitalized terms used herein shall have the same meaning given such terms in the Lease, unless otherwise defined herein or unless the context otherwise indicates.

3. Expansion of Premises. Effective upon the date that Landlord substantially completes the Tenant Improvements (as hereinafter defined) and delivers the Expansion Premises (as hereinafter defined) to Tenant (“Expansion Premises Commencement Date”), and throughout the Lease Term, the Premises shall be expanded to include an additional 3,433 rentable square feet on the second (2nd) floor of the Building, as depicted on Exhibit “A” attached hereto and made a part hereof (the “Expansion Premises”). Landlord shall use its best efforts to deliver the Expansion Premises to Tenant on or before May 1, 2006; provided, however, that Tenant expressly acknowledges and agrees that (i) the foregoing estimate may be affected by factors beyond Landlord’s control, including, without limitation, delays in obtaining necessary building permits, and (ii) that Landlord shall have no liability to Tenant and that Landlord shall not be in default under the Lease if, in spite of Landlord’s best efforts, Landlord does not deliver possession of the Expansion Premises to Tenant on or before May 1, 2006. Thereafter, the Premises shall be modified to mean 13,149 rentable square feet of space consisting of the Premises, as expanded by the Expansion Premises, and all references in the Lease to the term “Premises” shall refer to the Premises, including the Expansion Premises. The Expansion Space is subject to all of the terms and conditions of the Lease, as amended.

4. Condition of Expansion Premises. Landlord shall not be responsible for the renovation, construction or installation of any leasehold improvements relating to the Expansion Premises, except as expressly hereinafter set forth. Tenant acknowledges that Landlord has not made any representations or warranties with respect to the condition of the Expansion Premises and neither Landlord nor any assignee of Landlord shall be liable for any latent defect therein. The taking of possession of the Expansion Premises by Tenant shall be conclusive evidence that the Expansion Premises was in good and satisfactory condition at the time such possession was taken. Landlord shall perform the improvements to the Expansion Premises shown on Exhibit “B” attached hereto (the “Tenant Improvements”). All work will be scheduled by Landlord during normal business hours on normal business days in cooperation with Tenant in a manner as to not inconvenience other tenants of the Building. If applicable, Tenant shall be responsible for the movement of any of its equipment and furniture necessary to accommodate Landlord’s work schedule. Landlord and its contractor assume no liability for Tenant’s equipment, furniture or other personal property at the Expansion Premises during the construction of the Tenant Improvements and Tenant shall hold Landlord, its contractors and their respective agents and employees (“Landlord’s Indemnified Parties”) harmless and indemnify same from and against any damage or injury relating to Tenant’s equipment, furniture or personal property left in the Expansion Premises during the construction of the Tenant Improvements, unless caused by the willful misconduct of the Landlord’s Indemnified Parties.

5. Extended Term. The Term of the Lease shall be extended for a period of eight (8) years from the Expansion Premises Commencement Date (the "Extended Term"), and shall expire at midnight (Eastern Standard Time) on the date immediately preceding the eighth (8th) anniversary of the Expansion Premises Commencement Date (the "Extended Expiration Date"), and all references in the Lease to the Expiration Date of the Term of the Lease shall hereafter be deemed to refer to the Extended Expiration Date. Notwithstanding anything set forth in the Lease to the contrary, Tenant shall not have any right or option to extend the Term beyond the Extended Expiration Date, except as hereinafter expressly set forth in this Fourth Amendment.

6. Base Rent. From the Expansion Premises Commencement Date through June 30, 2006, Tenant shall pay Base Rent to Landlord, plus applicable sales tax thereon, as follows:

Period	Base Rent per RSF per Annum	Monthly Base Rent Payments (not including sales tax)
Expansion Premises Commencement Date through June 30, 2006	$11.96	$13,105.17

Commencing on July 1, 2006, and on each anniversary thereof during the Extended Term, Base Rent shall increase by four percent (4%).

7. Tenant’s Proportionate Share. Effective as of the Expansion Premises Commencement Date and throughout the Extended Term of the Lease, Tenant shall continue to pay to Landlord, in the form of Additional Rent, plus applicable sales tax thereon, Tenant's Proportionate Share of the Operating Expenses of the Building and the Property for the applicable calendar year in accordance with the terms of the Lease. Upon the Expansion Premises Commencement Date and throughout the Extended Term, Tenant's Proportionate Share shall be modified to mean 19.17% (to wit: 13,149/68,608 x 100).

8. Parking. Effective as of the Expansion Premises Commencement Date, Article VI of the Lease shall be deleted in its entirety and the following shall be inserted in lieu thereof:

"There shall be available at the Building up to four (4) parking spaces for each 1,000 square feet of rentable square feet contained in the Premises (to wit: fifty-two (52) nonreserved spaces), for the nonexclusive use of Tenant, free of charge. Seven (7) covered parking spaces of these fifty-two (52) parking spaces will be designated reserved for Tenant and located in an area as reasonably designated by Landlord."

9. Right of First Refusal. Section 17 of the Third Amendment is hereby deleted in its entirety and the following is inserted in lieu thereof:

“Provided Tenant is not in default of the Lease and is still occupying the Premises, Landlord shall grant Tenant one (1) right of first refusal on any space located on the second (2nd) floor of the Building (“First Refusal Space”), subject to the rights of existing tenants to such space. The exercise of Tenant’s right of first refusal shall be accomplished as follows: Within five (5) days of Landlord entering into a signed letter of intent with a prospective tenant for the First Refusal Space, Landlord shall provide Tenant with written notice of the same, which notice shall include all of the business terms of such proposed lease (“Landlord’s Notice”). Tenant shall have seven (7) days after receipt of Landlord’s Notice to either accept all of the terms contained in Landlord’s Notice or reject the offer contained in Landlord’s Notice. Tenant’s failure to respond within such time period shall be deemed a waiver of Tenant’s right of first refusal. If Tenant accepts such offer, Landlord and Tenant shall thereafter execute an amendment to the Lease expanding the Premises to include the First Refusal Space upon the terms and conditions contained in Landlord’s Notice. If Tenant rejects the offer, Landlord shall have the right to lease the First Refusal Space to any other tenant (or third party) without regard to the Lease or Tenant’s rights thereunder. Time is of the essence with regard to the notifications in this section.”

10. Option to Renew. Provided Tenant is not currently in default of any provision of this Lease, and Tenant is still occupying the Premises, Landlord shall grant Tenant one (1) five-year option to renew the Lease (“Option to Renew”) at the conclusion of the Extended Term as to the entire Premises only. Tenant shall notify Landlord of Tenant’s intent to exercise its Option to Renew no later than nine (9) months prior to the expiration of the Extended Term, with time being of the essence as to this notification period. The Base Rent during the renewal term shall equal the then prevailing market rate for comparable buildings in the market in which the Building is located. Notwithstanding anything to the contrary herein, Base Rent for the renewal term shall in no event be less than the Base Rent payable under the Lease during the last year of the Extended Term. Within thirty (30) days after Tenant notifies Landlord of its intent to exercise its Option to Renew, Landlord shall determine the then prevailing market rate for comparable buildings in the market in which the Building is located and shall notify Tenant of the prevailing market rate.

The then prevailing market rate, as determined in accordance with this Section, multiplied by the rentable square feet of the Premises, shall be the annual Base Rent for the Premises for the first year of the renewal term, payable in advance and without notice, in equal monthly installments, commencing on the first day of the renewal term and continuing on the first day of each and every calendar month thereafter during the first year of the renewal term. Commencing with the first month of the second year and each successive year throughout the renewal term thereafter, the annual Base Rent shall be increased over the annual Base Rent for the previous year by four percent (4%).

11. Broker. The parties represent and warrant to each other that they have not dealt with any real estate brokers, salesmen, or finders in connection with this Fourth Amendment other than Commercial Property Realty Advisors, LLC (the “Broker”). Landlord shall be responsible to pay a commission to the Broker in accordance with a separate agreement between Landlord and Broker. Other than the Broker, if a claim for commission in connection with this transaction is made by any broker, salesmen, or finder claiming to have dealt through on behalf of one of the parties hereto, such party shall indemnify, defend and hold the other party hereunder harmless from and against all liabilities, damages, claims, costs, fees and expenses (including reasonable attorney's fees and court costs at trial and all appellate levels) with respect to said claim for brokerage.

12. Choice of Law. This Fourth Amendment shall be construed and interpreted in accordance with the laws of the State of Florida, contains the entire agreement of the parties hereto with respect to the subject matter hereof, and may not be changed or terminated orally or by course of conduct, or by any other means except by a written instrument, duly executed by the party to be bound thereby. This Fourth Amendment shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

13. Ratification. Except as modified hereby, the Lease shall remain in full force and effect in accordance with the terms and provisions thereof and Tenant hereby ratifies and affirms all of the terms and conditions thereof.

14. Counterparts. This Amendment may be executed in several counterparts, each of which shall be fully effective as an original and all of which together shall constitute one and the same instrument. Signature pages may be detached from the counterparts and attached to a single copy of this document to physically form one document.

15. Authority. Each party hereto warrants and represents that it has the authority to enter into this Fourth Amendment without the joinder of any other party; that the person executing this Fourth Amendment of its behalf is authorized to do so; and that this Fourth Amendment is valid, binding and enforceable against such party.

IN WITNESS WHEREOF, the undersigned have executed this Fourth Amendment as of the date first above written.

"LANDLORD"

WITNESS:	FORT LAUDERDALE CROWN CENTER, INC., a Florida corporation

Print Name: __________________________________ Print Name: __________________________________	By: __________________________________ Print Name: ____________________________ Title: _________________________________

"TENANT"

WITNESS:	FUSION TELECOMMUNICATIONS INTERNATIONAL, INC., a Delaware corporation

By:
Print Name: __________________________________ Print Name: __________________________________	Print Name: _____________________________ Title: __________________________________